Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-8 Nos. 333-157168, 333-89140 and 33-62796) pertaining to the Second Amended and Restated 2001 Repligen Corporation Stock Plan, the 2001 Repligen Corporation Stock Option Plan, and the 1992 Repligen Corporation Stock Plan

(2)	Registration Statements (Form S-3 Nos. 333-106109, 333-30383, 333-57951, 333-76005, 333-79611, 333-95641, 333-31728, 333-35056 and 333-36280) of Repligen Corporation

of our reports dated June 10, 2010 with respect to the financial statements of Repligen Corporation and the effectiveness of internal control over financial reporting of Repligen Corporation, included in this Annual Report (Form 10-K) for the year ended March 31, 2010.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 10, 2010